Exhibit 21.1
Subsidiaries of XO Group Inc.

WEDDINGPAGES, LLC (DELAWARE)
CLICK TRIPS, INC. (PENNSYLVANIA)
WEDDINGCHANNEL.COM, INC. (DELAWARE)
THE BUMP MEDIA, INC. (DELAWARE)
BREASTFEEDING.COM, INC. (COLORADO)
WS HOLDINGS (US) INC. (DELAWARE)
WEDSNAP INC. (CANADA)
GUANGZHOU THE KNOT SOFTWARE DEVELOPMENT CO. LTD (PEOPLE’S REPUBLIC OF CHINA)
THE KNOT ASIA PACIFIC LIMITED (HONG KONG)
AMERICAN BRIDAL ACCESSORIES, LLC (DELAWARE)
CONSTELLATION ACQUISITION LLC (DELAWARE)
GIGMASTERS.COM, INCORPORATED (DELAWARE)